Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

COMMODORE RESOURCES, INC.,

LYRIS TECHNOLOGIES, INC.,

JOHN BUCKMAN,

JAN HANFORD,

THE JOHN BUCKMAN AND JAN HANFORD TRUST

AND

J. L. HALSEY CORPORATION,

FOR CERTAIN LIMITED PURPOSES CONTAINED HEREIN

DATED MAY 6, 2005

TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE OF SHARES
1.1	Transfer of Shares

ARTICLE 2. CONSIDERATION
2.1	Purchase Price

ARTICLE 3. CLOSING; OBLIGATIONS OF THE PARTIES
3.1	Closing Date
3.2	Obligations of the Parties at the Closing

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
4.1	Authority
4.2	No Conflict
4.3	Compliance with Law
4.4	Consents
4.5	Ownership
4.6	Finder’s Fee

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER PARTIES
5.1	Corporate Status
5.2	Authority
5.3	No Conflict; Consents; Approvals
5.4	Capitalization
5.5	Financial Statements; Debt
5.6	Real Property
5.7	Title to and Sufficiency of Assets; Liens
5.8	Material Contracts
5.9	Intellectual Property
5.10	Litigation, Claims and Proceedings
5.11	Environmental and Safety and Health Matters
5.12	Compliance with Law; Permits
5.13	Employee Matters and Benefit Plans
5.14	Taxes.
5.15	Absence of Undisclosed Liabilities
5.16	Absence of Certain Changes
5.17	Labor Matters
5.18	Finder’s Fee
5.19	Insurance
5.20	Customers and Suppliers
5.21	Transactions with Affiliates
5.22	Accounts Receivable
5.23	Disclosure Controls and Procedures

I

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1	Corporate Status
6.2	Authority
6.3	No Conflict
6.4	Compliance with Law
6.5	Consents
6.6	Finder’s Fee
6.7	No Prior Activities

ARTICLE 7. COVENANTS
7.1	Operations in the Ordinary Course
7.2	Interim Operations of the Company
7.3	Consents
7.4	Publicity
7.5	Access to Records and Properties
7.6	Further Action
7.7	Expenses
7.8	Notification of Certain Matters
7.9	Exclusivity
7.10	Resignations of Directors
7.11	Insurance
7.12	Piper Earn-Out
7.13	Delivery of Audited Financial Statements
7.14	Surrender and Cancellation of Stock Options

ARTICLE 8. CLOSING CONDITIONS
8.1	Conditions to Obligations of Purchaser
8.2	Conditions to Obligations of Seller

ARTICLE 9. CERTAIN TAX MATTERS
9.1	Tax Matters

ARTICLE 10. TERMINATION
10.1	Termination
10.2	Effect of Termination and Abandonment

ARTICLE 11. INDEMNIFICATION
11.1	Survival
11.2	Indemnification
11.3	Limits on Indemnification
11.4	Recourse Against Note Amount
11.5	Matters Involving Third Parties

ARTICLE 12. GUARANTY
12.1	Guaranty

II

ARTICLE 13. MISCELLANEOUS
13.1	Notices
13.2	Certain Definitions; Interpretation
13.3	Severability
13.4	Entire Agreement; No Third-Party Beneficiaries
13.5	Amendment; Waiver
13.6	Binding Effect; Assignment
13.7	Governing Law; Jurisdiction
13.8	Construction
13.9	Counterparts
13.10	Director and Officer Liability
13.11	Subordination Agreement

SCHEDULE I – CASH, WORKING CAPITAL AND DEBT CALCULATIONS

III

INDEX OF DEFINED TERMS

Term	Section

Action	13.2(a)(i)
Affiliate	13.2(a)(ii)
Agreement	Recitals
Alternative Transaction	7.9
Assets	5.7(a)
Audited Financial Statements	13.2(a)(iii)
Basket	11.3(a)
Business Day	13.2(a)(iv)
Cash	13.2(a)(viii)
Cash Purchase Price	13.2(a)(vii)
Cash Target	13.2(a)(vi)
Closing	3.1
Closing Date	3.1
Closing Date Balance Sheet	Schedule I
Closing Debt Target	13.2(a)(viii)
Code	13.2(a)(ix)
Company	Recitals
Company Agreements	5.2
Company Intellectual Property	5.9(a)(iv)
Company Material Adverse Effect	13.2(a)(x)
Company Products	5.9(a)(vi)
Company Registered Intellectual Property	5.9(a)(vii)
Company Source Code	5.9(a)(viii)
Company-Owned Intellectual Property	5.9(a)(v)
Consulting and Non-Competition Agreement	13.2(a)(xi)
control	13.2(a)(xii)
controlled by	13.2(a)(xii)
Current Assets	Schedule I
Current Liabilities	Schedule I
Debt	13.2(a)(xiii)
Decline Date	Schedule I
Disclosure Schedule	Article 4
Disputed Line Items	Schedule I
Employment Agreements	13.2(a)(xiv)
Encumbrance	13.2(a)(xv)
Environmental Law	5.11(a)
ERISA	13.2(a)(xvi)
Estimated Balance Sheet	Schedule I
Estimated Cash Reduction Amount	Schedule I
Estimated Cash Shortfall	Schedule I
Estimated Debt Reduction Amount	Schedule I
Estimated Working Capital Reduction Amount	Schedule I
Estimated Working Capital Shortfall	Schedule I

IV

Excepted Representations	11.1
Final Closing Date Balance Sheet	Schedule I
Financial Statements	5.5(a)
GAAP	13.2(a)(xvii)
Governmental Authority	13.2(a)(xviii)
Governmental Order	13.2(a)(xix)
Halsey	Recitals
Hazardous Substance	5.11(a)
Indemnifiable Losses	11.2(b)
Indemnified Party	11.2(b)
Indemnifying Party	11.2(b)
Intellectual Property	5.9(a)(i)
Intellectual Property Rights	5.9(a)(ii)
Internet Properties	5.9(a)(ii)
IP Licenses	5.9(a)(iii)
Law	13.2(a)(xx)
Losses	13.2(a)(xxi)
Material Contracts	5.8(a)
Moral Rights	5.9(a)(ix)
Note Amount	13.2(a)(xxii)
Notice of Disagreement	Schedule I
Open Source Materials	5.9(q)
Option Agreements	13.2(a)(xxiii)
Option Surrender Agreements	7.14
Optionholders	7.14
Options	5.3
Patents	5.9(a)(ii)
Permit	13.2(a)(xxiv)
Permitted Encumbrances	13.2(a)(xxv)
Person	13.2(a)(xxvi)
Piper Earn-out	13.2(a)(xxvii)
Plans	5.13(a)
Proceeding	9.1(d)
Promissory Note	2.1
PTO	5.9(c)
Purchase Price	2.1
Purchaser	Recitals
Purchaser Agreements	6.2
Purchaser Indemnifiable Losses	11.2(a)
Purchaser Indemnified Taxes	13.2(a)(xxviii)
Purchaser Indemnitees	11.2(a)
Purchaser Material Adverse Effect	13.2(a)(xxix)
Reference Balance Sheet	5.5(a)
Registered Intellectual Property	5.9(a)(x)
Representatives	7.9
Seller	Recitals

V

Seller Agreements	4.1
Seller Indemnifiable Losses	11.2(b)
Seller Indemnitees	11.2(b)
Seller Parties	Recitals
Settlement Accountants	Schedule I
Shares	Recitals
Software	5.9(a)(xi)
Straddle Period	13.2(a)(xxx)
Survival Period	11.1
Technology	5.9(a)(xi)
Termination Date	10.1(b)
Third Party Claim	11.5
Third Party Platform	5.9(d)
under common control with	13.2(a)(xii)
Working Capital	Schedule I
Working Capital Target	13.2(a)(xxxi)

VI

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made this 6th day of May, 2005, by and among Commodore Resources, Inc., a Delaware corporation (“Purchaser”), Lyris Technologies, Inc., a Delaware corporation (the “Company”), John Buckman, Jan Hanford, The John Buckman and Jan Hanford Trust (“Seller,” and together with John Buckman and Jan Hanford, the “Seller Parties”) and J. L. Halsey Corporation, a Delaware corporation (“Halsey”), for the limited purposes of acknowledging its obligations under Article 12 hereof.

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the Shares upon and subject to the terms and conditions contained in this Agreement;

WHEREAS, concurrently with the execution and delivery hereof and as a material inducement to Purchaser’s execution of this Agreement, the Company is entering into the Employment Agreements (as defined herein) and Option Agreements (as defined herein) with the other parties thereto; and

WHEREAS, concurrently with the execution and delivery hereof and as a material inducement to Purchaser’s execution of this Agreement, the Company is delivering to Purchaser Option Surrender Agreements (as defined herein) executed by each Optionholder (as defined herein).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF SHARES

1.1                               Transfer of Shares.  Subject to all of the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Shares.

ARTICLE 2.
CONSIDERATION

2.1                               Purchase Price.  The purchase price for the Shares shall be $30,700,000.00 (the “Purchase Price”), $25,100,000.00 of which shall be payable in cash (subject to Schedule I) and $5,600,000.00 of which shall be payable pursuant to the terms of the promissory note attached hereto as Exhibit A (the “Promissory Note”), subject to the terms hereof.  Subject to the terms and conditions of this Agreement, as consideration for the purchase of the Shares and in consideration of the agreements contained herein, at the Closing, Purchaser shall (i) pay to Seller an amount equal to the Cash Purchase Price in cash and (ii) execute the Promissory Note.

ARTICLE 3.
CLOSING; OBLIGATIONS OF THE PARTIES

3.1                               Closing Date.  The closing (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, not later than five Business Days after the satisfaction or waiver of the condition set forth in Section 8.1(i) (subject to the satisfaction or waiver of the remaining conditions in Article 8) (the actual date of the Closing, the “Closing Date”).  The transfer shall be deemed to have become effective at 12:01 a.m., California time, on the Closing Date.

3.2                               Obligations of the Parties at the Closing.

(a)                                  At the Closing, Purchaser shall deliver to Seller:

(i)                                     the Cash Purchase Price;

(ii)                                  a copy of resolutions of the Board of Directors of Purchaser, certified by Purchaser’s Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Purchaser, and the consummation of the transactions contemplated hereby;

(iii)                               an executed Purchaser counterpart to the Promissory Note;

(iv)                              an opinion of Vinson & Elkins, counsel to the Purchaser, dated the Closing Date, in substantially the form of Exhibit B-1 hereto;

(v)                                 the certificate referred to in Section 8.2(c); and

(vi)                              an executed copy of the Guaranty, in substantially the form of Exhibit F hereto.

(b)                                 At the Closing, the Seller Parties shall cause Seller to, and Seller shall, deliver to Purchaser:

(i)                                     stock certificates for the Shares, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in proper form for transfer;

(ii)                                  a copy of the portion of the trust agreement of Seller, certified by the trustees of Seller, providing authority for the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

(iii)                               the certificate referred to in Section 8.1(c);

(iv)                              the resignations referred to in Section 7.10;

(v)                                 possession of original copies of all minute books, company books and stock registers for the Company;

(vi)                              an opinion of Higham, McConnell & Dunning LLP, counsel to the Seller Parties, dated the Closing Date, in substantially the form of Exhibit B-2 hereto; and

(vii)                           an executed copy of the Release, dated the Closing Date, in substantially the form of Exhibit C hereto;

(viii)                        an executed copy of the Subordination Agreement, in substantially the form of Exhibit E hereto; and

(ix)                                an executed copy of the Consulting and Non-Competition Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties represent and warrant to Purchaser, except as set forth in the Disclosure Schedule to be delivered by the Company and the Seller Parties to Purchaser (the “Disclosure Schedule”), as follows (which representations and warranties shall be deemed to be made on a continuous basis through the Closing and thereafter):

4.1                               Authority.  Each of the Seller Parties has all requisite power and authority to enter into this Agreement and any other agreements contemplated hereby to which it is or will be a party (the “Seller Agreements”) and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the other Seller Agreements by the Seller Parties and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the trustee(s) of Seller and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the other Seller Agreements, or to consummate the transactions contemplated hereby or thereby.  This Agreement and the other Seller Agreements have been (or upon execution and delivery will be) duly executed and delivered by the Seller Parties, and (assuming due authorization and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of the Seller Parties enforceable against it in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

4.2                               No Conflict.  Neither the execution, delivery and performance of this Agreement or the other Seller Agreements by any of the Seller Parties nor the consummation by any of the Seller Parties of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in the breach of any term or provision of the governing documents of Seller, (ii) conflict with or violate any Law applicable to any of the Seller Parties or any of the Seller Parties’ assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which any Seller Party is subject or (iii) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Seller Parties, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document or other contract; except for, in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of the Seller Parties to consummate the transactions contemplated hereby.

4.3                               Compliance with Law.  Each of the Seller Parties has complied with and is not in violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder.  There is no Action pending, or to the knowledge of the Seller Parties, threatened against any of the Seller Parties, affecting its ability to perform its obligations hereunder.

4.4                               Consents.  No Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement and the other Seller Agreements by the Seller Parties or for the consummation by the Seller Parties of the transactions contemplated hereby and thereby.

4.5                               Ownership.  Seller is the record owner of and has good and valid title to the Shares.  On the Closing Date Seller shall transfer to Purchaser good title to the Shares, free and clear of all Encumbrances.  None of the Seller Parties has any claims of any kind against the Company or any of its officers, directors or employees.

4.6                               Finder’s Fee.  Except for amounts payable to The Corum Group, none of the Seller Parties is directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SELLER PARTIES

The Company and the Seller Parties represent and warrant to Purchaser as follows (which representations and warranties shall be deemed to be made on a continuous basis through the Closing and thereafter):

5.1                               Corporate Status.

(a)                                  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (i) has all requisite corporate power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Section 5.1 of the Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.

(b)                                 The Company does not, directly or indirectly, own any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic.

(c)                                  The Company has delivered to Purchaser a copy of the certificate of incorporation and bylaws (or similar organization document), as amended, of the Company, each copy being complete and correct and in full force and effect on the date hereof, and no amendment or modification has been filed, recorded or is pending or contemplated thereto.

5.2                               Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and any other agreements contemplated hereby to which the Company is or will be a party (the “Company Agreements”) and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the other Company Agreements by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the Company Agreements, or to consummate the transactions contemplated hereby or thereby.  This Agreement and the Company Agreements have been (or upon execution and delivery will be) duly executed and delivered by the Company, and (assuming due authorization and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

5.3                               No Conflict; Consents; Approvals.  Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Company Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in the breach of any term or provision of the charter or bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company or any of its assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Company is subject or (iii) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the material assets or properties of the Company pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document, or Material Contract except for, in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Except for those required filings, registrations, consents and approvals listed in Section 5.3 of the Disclosure Schedule, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement and the Company Agreements by the Company or for the consummation by the Company of the transactions contemplated hereby and thereby.

5.4                               Capitalization.

(a)                                  Set forth in Section 5.4(a) of the Disclosure Schedule are the authorized and outstanding capital stock and other equity securities of the Company, including options, warrants or other rights to subscribe for, purchase or acquire from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (collectively, the “Options”) (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such Options are vested or unvested and the vesting schedule thereof).  The securities set forth in Section 5.4(a) of the Disclosure Schedule constitute all of the issued and outstanding equity securities of the Company.  All of the Shares are held of record and beneficially by Seller, and all of the other equity securities set forth in Section 5.4(a) of the Disclosure Schedule are held of record and beneficially by the applicable holder set forth in such schedule, in each case free and clear of all Encumbrances.  Prior to the Closing, all of the Options will have been surrendered to the Company and cancelled pursuant to the Option Surrender Agreements at no cost to Purchaser or the Company post-Closing.  All of the issued and outstanding Shares (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) are not subject to any preemptive rights, (C) have not been issued in violation of any preemptive rights and (D) have not been issued in violation of any federal or state securities Laws.  Section 5.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of all directors and executive officers of the Company.

(b)                                 Except as set forth in Section 5.4(a) of the Disclosure Schedule, there are (A) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (B) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (C) no Encumbrances on the Company’s capital stock.  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of capital stock of, or equity interests in, the Company have the right to vote.

(c)                                  Upon Purchaser’s acquisition of the Shares at the Closing pursuant to the terms and conditions of this Agreement, Purchaser will acquire 100% of the issued and outstanding equity securities of the Company, free and clear of all Encumbrances.

5.5                               Financial Statements; Debt.

(a)                                  The Company has delivered to Purchaser or will deliver to Purchaser prior to the Closing true, complete and correct copies of (i) the balance sheet as of December 31, 2004 and related statements of operations, changes in stockholders’ equity and changes in financial position for the Company for the three year periods ended December 31, 2004, December 31, 2003 and December 31, 2002, respectively, and the related notes thereto, accompanied by a true and correct copy of the report thereon of Burr, Pilger & Mayer LLP, (such financial statements, collectively, the “Financial Statements”).  The December 31, 2004 balance sheet is referred to herein as the “Reference Balance Sheet.”

(b)                                 The Financial Statements, together with the notes thereto, have been, or upon delivery will have been, prepared in accordance with GAAP and do, or upon delivery will, fairly present in all material respects the financial condition and the results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby and meet the requirements of Regulation S-X promulgated by the Securities and Exchange Commission for inclusion in a Form S-1 under the Securities Act of 1933 (or any successor form adopted by the Securities and Exchange Commission) immediately after the Closing and Item 9.01 of Form 8-K under the Securities and Exchange Act of 1934 (or any successor form adopted by the Securities and Exchange Commission) immediately after the Closing.

(c)                                  The Company has no outstanding Debt, other than Debt that is set forth in Section 5.5 of the Disclosure Schedule.

5.6                               Real Property.

(a)                                  The Company does not own any real property.

(b)                                 The real property demised by the leases set forth in Section 5.6 of the Disclosure Schedule constitutes all of the real property leased by the Company.  Section 5.6 of the Disclosure Schedule sets forth, with respect to the leased real property, (i) the street address of each parcel of leased real property, (ii) the identity of the lessor and lessee of each such parcel of leased real property, (iii) the expiration date of the lease pertaining to each such parcel of leased real property, and (iv) the amount of monthly or annual rent payable by the lessee to the lessor of such real property.

(c)                                  Each lease described in Section 5.6 of the Disclosure Schedule is a valid and binding obligation of the parties thereto and is in full force and effect without amendment and the Company enjoys peaceful and undisturbed possession thereunder.  Except as otherwise described in Section 5.6 of the Disclosure Schedule, the Company is not, and to the knowledge of the Company and the Seller Parties, no other party is, in default under any lease described in Section 5.6 of the Disclosure Schedule and no condition exists which could reasonably be expected to cause a default under any lease described in Section 5.6 of the Disclosure Schedule.  All leasehold interests described in Section 5.6 of the Disclosure Schedule (including the improvements thereon) are available for immediate use in the conduct of the business and operations of the Company as currently conducted.

5.7                               Title to and Sufficiency of Assets; Liens.

(a)                                  Except as disclosed in Section 5.7 of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets used by the Company in the operation of its business, including, without limitation, the assets reflected in the Reference Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business as presently conducted) (all such properties and assets being the “Assets”) and in each case subject to no Encumbrances, except Permitted Encumbrances.

(b)                                 All tangible assets owned or used by the Company in the operation of its business (including all assets held by the Company under leases and licenses), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the continued conduct of such business as currently conducted, and as currently proposed to be conducted.

5.8                               Material Contracts.

(a)                                  Section 5.8(a) of the Disclosure Schedule contains a correct and complete list of all Material Contracts (and all amendments, modifications and supplements thereto) to which the Company is a party or by which any of the properties or assets of the Company are bound as of the date hereof.  As used herein, “Material Contracts” means, whether written or oral, each of the following:

(i)                                     each agreement or arrangement of the Company that requires the payment or incurrence of liabilities, or the rendering of services, by the Company of more than $100,000 or that has a duration in excess of one year (excluding purchase orders entered into in the ordinary course of business consistent with past practice);

(ii)                                  each partnership, joint venture or other similar agreement;

(iii)                               each agreement, arrangement, contract or commitment restricting or otherwise affecting the ability of the Company to compete in any jurisdiction, or by which another Person has agreed not to compete with the Company in any jurisdiction;

(iv)                              each employment, product design or development, assignment of invention, personal services, consulting, non-competition, non-disclosure, retention, severance, bonus, golden parachute, or indemnification agreement that is executory or under which the Company has any outstanding obligations;

(v)                                 each agreement for the sale of a material amount of Assets or a sale of stock and which was executed within the prior two years of the date hereof;

(vi)                              each distribution agreement currently in effect;

(vii)                           each agreement granting rights of first refusal or first negotiation;

(viii)                        each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other agreement affecting the ownership of, or leasing of, title to or use of any real properties;

(ix)                                each indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment relating to Debt;

(x)                                   each collective bargaining agreement or other agreement with any labor union;

(xi)                                each Plan, including all single employer or multiemployer pension, profit sharing, retirement, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance and other welfare benefit plans, agreements, arrangements, or commitments, whether or not legally binding;

(xii)                             each agreement pursuant to which the Company has agreed to settle any liability for Taxes or agreed to shift or allocate the liability of the Company or any other Person for Taxes;

(xiii)                          all agreements to which the Company and (A) Seller or any director or executive officer of the Company or (B) any Affiliate of the Company, any Affiliate of Seller, or any Affiliate of any director or executive officer of the Company is a party;

(xiv)                         all powers of attorney;

(xv)                            all agreements either (A) requiring any payments or (B) the terms of which provide for an increase in the amount of any payment, in either case solely because of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(xvi)                         each other existing agreement, not otherwise covered by clauses (i) through (xv), that is material to the business of the Company or that was not entered into in the ordinary course of business as presently conducted.

(b)                                 Set forth in Section 5.8(b) of the Disclosure Schedule is a list of each standard contract, including “clickwrap” or “shrinkwrap,” for the sale of ListManager, List Hosting, Sparklist, Mail Engine, Mail Shield and EMail Advisor.  Set forth in Section 5.8(b) of the Disclosure Schedule is a list of all contracts between the Company and its 10 largest customers (based on sales during the calendar year 2004) pertaining to the products listed in the immediately preceding sentence that are not in the standard form set forth in Section 5.8(b) of the Disclosure Schedule.

(c)                                  Except as disclosed in Section 5.8(c) of the Disclosure Schedule:

(i)                                     neither the Company nor, to the knowledge of the Company or the Seller Parties, any other party to a Material Contract, is in material breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder;

(ii)                                  neither the Company nor, to the knowledge of the Company or the Seller Parties, any other party to a Material Contract, is seeking to renegotiate such Material Contract;

(iii)                               no rights to terminate, renegotiate or modify any Material Contract will arise as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(iv)                              each Material Contract is valid and binding on the Company and, to the knowledge of the Company and the Seller Parties, each counterparty thereto in accordance with its terms, and each Material Contract is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights, and each party thereto has performed in all respects all obligations required to be performed by it.

(d)                                 The Company has made available to Purchaser a correct and complete copy of each written Material Contract (including all amendments thereto) listed in Section 5.8(a) of the Disclosure Schedule and each contract listed on Section 5.8(b) of the Disclosure Schedule.

5.9                               Intellectual Property.

(a)                                  Definitions.                                  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Intellectual Property” shall mean Technology and/or Intellectual Property Rights.

(ii)                                  “Intellectual Property Rights” shall mean all U.S., foreign, and state registrations and applications for and all rights (common law, statutory or otherwise) in, arising out of, associated with and material to the business of the Company, including:  (a) trademarks, service marks, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and domain names; (b) all United States and foreign patents, provisional patents and utility models and applications therefor, all reissues, divisions, re-examinations, renewals, extensions, continuations, and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (“Patents”); (c) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information and (d) copyrights, each as owned by the Company, which is listed in the appropriate registry as the record owner of each, copyright registrations and applications therefor, all database rights, mask work rights and other rights corresponding thereto throughout the world; (e) all unregistered design rights and registered industrial designs and any registrations and applications therefor throughout the world; (f) all rights in world wide web addresses or uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (g) Moral Rights, and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii)                               “IP Licenses” shall mean the Contracts to which the Company or any of its subsidiaries is a party with respect to any Intellectual Property licensed to or by, or created for or by, the Company or any of its subsidiaries.

(iv)                              “Company Intellectual Property” shall mean (a) any Intellectual Property, including the Company Registered Intellectual Property Rights (as defined below), used in the conduct of the business of the Company and its subsidiaries (including research and development activities) as currently conducted by the Company or any of its subsidiaries; and (b) any other Intellectual Property owned by the Company or any of its subsidiaries.

(v)                                 “Company-Owned Intellectual Property” shall mean any Company Intellectual Property that is owned or purportedly owned, or exclusively licensed to, the Company or any of its subsidiaries.

(vi)                              “Company Products” means hardware, software and other products or services that have been or are produced, marketed, licensed, sold, imported, distributed or performed by or on behalf of the Company or any of its subsidiaries, and products and services currently under development by the Company or any of its subsidiaries.

(vii)                           “Company Registered Intellectual Property” shall mean all Registered Intellectual Property owned (in whole or part) by, registered or filed in the name of, or applied for, by the Company or any of its subsidiaries.

(viii)                        “Company Source Code” means, collectively, any material software source code or confidential manufacturing specifications or designs, any material portion or aspect thereof, or any material proprietary information or algorithm contained in any software source code or confidential manufacturing specifications or designs, of any Company Products.

(ix)                                “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(x)                                   “Registered Intellectual Property” shall mean all United States, international and foreign: (a) Patent; (b) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (c) registered Internet domain names; (d) copyrights registrations and applications for copyright registrations; and (e) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Authority at any time.

(xi)                                “Technology” shall mean any or all of the following: (a) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), discoveries, improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) World Wide Web addresses or uniform resource locators and domain names proprietary to the Company; and (g) any and all instantiations of the foregoing in any form and embodied in any media.

(b)                                 The Company and its subsidiaries own or have a license to all Company Intellectual Property, excluding any third party patents.  Other than the Open Source Materials listed in Section 5.9(b) of the Disclosure Schedule and IP Licenses listed in Section 5.9(b) of the Disclosure Schedule and third party patents, the Company Intellectual Property constitutes all the Intellectual Property used in or to the knowledge of the Company and the Seller Parties necessary to, or would be infringed by, the conduct of the business of the Company and each of its subsidiaries as it currently is conducted, including the operation, design, development, manufacture, use, import, distribution and sale of Company Products.

(c)                                  To the knowledge of the Company and the Seller Parties, Section 5.9(c) of the Disclosure Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any applications, proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(d)                                 Section 5.9(d) of the Disclosure Schedule sets forth a true and correct list of all Company Products and, for each Company Product, (i) whether use or operation of such Company Product by any customer or end-user on any third party hardware or software platform (a “Third Party Platform”) requires such customer or end-user to enter into an agreement or license with the manufacturer of such Third Party Platform, and (ii) all IP Licenses entered into with such manufacturer of such Third Party Platform.

(e)                                  Each material unregistered trademark owned or used by the Company, which is set forth on Section 5.9(e) of the Disclosure Schedule, has not been abandoned and is valid and enforceable.  All trademarks set forth on Section 5.9(e) of the Disclosure Schedule are, to the knowledge of the Company and the Seller Parties, in full force and effect, have not been canceled, expired, abandoned, or made the subject of any opposition, cancellation, reissue, reexamination, interference, or equivalent proceeding, and are valid and enforceable.

(f)                                    The Company, or any of its subsidiaries, owns, has a valid license to use, or otherwise has the right to use each item of Intellectual Property as currently used or (if not currently in use, as held for use) in the business of the Company, free and clear of all Encumbrances.

(g)                                 Except as set forth in Section 5.9(g) of the Disclosure Schedule, no Person has alleged that the activities or the conduct of the business of the Company has or does infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, and no Person has challenged the ownership, use, validity, enforceability or registrability of any Company Intellectual Property.

(h)                                 Except as set forth in Section 5.9(h) of the Disclosure Schedule, each item of Company Registered Intellectual Property is currently in compliance with all Laws and is valid and subsisting (or in the case of applications, applied for) and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made except where the failure to file will not cause a Company Material Adverse Effect.  Except as set forth in Section 5.9(h) of the Disclosure Schedule, all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Registered Intellectual Property Right. To the knowledge of the Company and the Seller Parties there are no actions that must be taken by the Company or any of its subsidiaries within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

(i)                                     Except as set forth on Section 5.9(i) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) restrict any of the Company’s rights to use any Intellectual Property, (ii) restrict the Company’s business in order to accommodate a third party’s Intellectual Property or (iii) permit any third party to use any Intellectual Property of the Company.

(j)                                     The operation of the business of the Company and its subsidiaries as such business currently is conducted or is contemplated to be conducted by the Company or any of its subsidiaries, including (i) the design, development, manufacture, distribution, reproduction, use, importation, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process, has not, does not, and will not when conducted by the Purchaser in substantially the same manner following the Closing, (A) infringe or misappropriate the Intellectual Property Rights or other right of any person and (B) constitute unfair competition, passing off or unfair trade practices under the laws of any jurisdiction where the Company does business.

(k)                                  [Intentionally deleted]

(l)                                     In each case in which the Company or any of its subsidiaries have acquired any Intellectual Property from any person, the Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such subsidiary.  The Company or each such subsidiary has recorded each such assignment of Registered Intellectual Property assigned to the Company or such subsidiary with the relevant Governmental Authority.

(m)                               All Company Intellectual Property will be transferable, alienable and licensable by Purchaser without payment of any kind to any third party.

(n)                                 Except as set forth on Section 5.9(n) of the Disclosure Schedule, all Intellectual Property (i) used in or necessary to the conduct of the Company’s or any of its subsidiaries’ business as presently conducted or (ii) used at any time in the conduct of the Company’s or any of its subsidiaries’ business as currently contemplated by the Company to be conducted, was written and created solely by either (A) Employees acting within the scope of their employment, (B) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or such subsidiary and have irrevocably waived all Moral Rights with respect thereto, or (C) third parties who have entered into an agreement with the Company or one of its subsidiaries pursuant to which any Intellectual Property authored or created by such third party would be considered a work made for hire pursuant to 17 U.S.C. § 101 et seq., and no third party owns or has any rights to any such Intellectual Property.

(o)                                 Section 5.9(o) of the Disclosure Schedule lists all IP Licenses pursuant to which the Company or any of its subsidiaries created or developed any Intellectual Property for or on behalf of any third party and granted such third party any exclusive rights to or joint or sole ownership of such Intellectual Property. Neither the Company nor any of its subsidiaries have permitted the Company’s or such subsidiary’s rights in Company-Owned Intellectual Property used in the operation of its business to lapse or enter the public domain. Neither the Company nor any of its subsidiaries have taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property used in the operation of its business that would render such Company Registered Intellectual Property invalid or unenforceable.

(p)                                 No person who has licensed any Intellectual Property to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by or for the Company or any such subsidiary in such Intellectual Property.

(q)                                 Section 5.9(q) of the Disclosure Schedule sets forth (1) all Open Source Materials incorporated in or distributed with each Company Product; (2) the manner in which such Open Source Materials has been incorporated in or distributed with the Company Product (including a description of whether it is dynamically or statically linked) and (3) all Open Source Materials other than those described in (1) and (2) that the Company has or does use in the operation of the business as currently conducted by the Company.  Neither the Company nor any subsidiary has (i) except as set forth in Section 5.9(q) of the Disclosure Schedule, incorporated Open Source Materials into, or combined Open Source Materials with, any Company Products; (ii) except as set forth in Section 5.9(q) of the Disclosure Schedule, distributed Open Source Materials in conjunction with any Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or any of its subsidiaries with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company-Owned Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).  “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software”

or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

(r)                                    Section 5.9(r)(i) of the Disclosure Schedule lists all contracts to which Company or any of its subsidiaries is a party in which Company or any of its subsidiaries has licensed or transferred (contingent or otherwise) or authorized the retention of any exclusive rights to use or joint or sole ownership of any Company Intellectual Property to any third party (other than non-exclusive end-user licenses in connection with the sale of Company Products or non-disclosure agreements in the ordinary course).  Section 5.9(r)(ii) of the Disclosure Schedule lists all contracts to which the Company or any of its subsidiaries is a party pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company or its subsidiaries (other than with respect to standard, generally commercially available “off the shelf” products that are not material components redistributed with Company Products and that have an individual acquisition cost (or annual licensing fee) of $25,000 or less or non-disclosure agreements in the ordinary course).  Section 5.9(r)(iii) of the Disclosure Schedule lists, for each Company Product, all Intellectual Property of a third party used in such Company Product and the IP License pursuant to which the Company acquired the right to use such Intellectual Property.

(s)                                  Except for those agreements requiring consent as set forth in Section 5.9(s) of the Disclosure Schedule, after the Closing, Purchaser will be permitted to exercise all of the Company’s rights under all contracts relating to Intellectual Property to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration in excess of $50,000 in the aggregate, other than ongoing fees, royalties or payments which Company would otherwise be required to pay.  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise of any contracts or agreements to which Company is a party, will to the knowledge of the Company and Seller Parties result in (i) Purchaser’s granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, either of them (other than the rights granted in any contracts or agreements so assigned), (ii) Purchaser’s being bound by, or subject to any non-compete restriction on the operation or scope of their respective businesses, (iii) Purchaser’s being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Purchaser, respectively, prior to the Closing (other than any royalties or other material amounts which the Company would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred), (iv) a violation or breach, modification, cancellation, termination of any contract relating to Intellectual Property, or a trigger of any rights or options with respect to the Company Intellectual Property (other than the rights granted in any contracts or agreements so assigned) or (v) the release of Company Source Code.

(t)                                    To the knowledge of the Company and the Seller Parties, there are no contracts between the Company or any of its subsidiaries and any other person with respect to Company-Owned Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such subsidiary thereunder.

(u)                                 To the knowledge of the Company and the Seller Parties, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party, including any employee.  Neither the Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company intellectual property agreement.

(v)                                 Section 5.9(v) of the Disclosure Schedule lists all material IP Licenses between the Company or any of its subsidiaries and any other person wherein or whereby the Company or such subsidiary has agreed to, or assumed, outside the normal course of business, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such subsidiary or such other person of the Intellectual Property Rights of any person other than the Company or such subsidiary.

(w)                               The Company and each of its subsidiaries have and enforce a policy requiring each technical employee to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 5.9(w) of the Disclosure Schedule and all current and former employees, individual consultants and independent contractors of Company and each of its subsidiaries who independently or jointly contributed to the conception, reduction to practice, creation or development of any of the Company-Owned Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights and ownership in and to such contributions to the Company or such subsidiary.

(x)                                   The Company has and enforces a policy to document all material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.  There have been, and are, no material claims asserted or pending against the Company or any subsidiary or distributors related to the Company Products.

(y)                                 Other than Open Source Materials as listed in Section 5.9(y) of the Disclosure Schedule, neither the Company nor any of its subsidiaries nor any other person then acting on their behalf has disclosed, delivered or licensed to any third party, agreed in writing to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any third party of, any Company Source Code, other than to individual consultants or employees having a need to know for the development or support of Company Source Code and who are subject to binding confidentiality agreements with the Company or any of its subsidiaries.

(z)                                   Except as set forth in Section 5.9(z) of the Disclosure Schedule, as of the date of the Agreement, all Company Products and Company Intellectual Property under the Company’s control are free of disabling codes or instructions and any “back door”, “time bomb”, “Trojan horse”, worm, “drop dead device”, virus or other software routines or hardware components that permit unauthorized access to or the unauthorized disablement or erasure of such Company Product or Company Intellectual Property (or parts thereof) or other data or other software of users.

(aa)                            The Company and its subsidiaries have not collected any personally identifiable information from any third parties except as described in Section 5.9(aa) of the Disclosure Schedule.  The Company and its subsidiaries have to the best of their knowledge complied with all applicable Laws, including anti-spam laws, and their respective internal privacy policies relating thereto.  True and correct copies of all applicable privacy policies have been made available to Purchaser and the Company and its subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have to the knowledge of the Company and Seller Parties been inaccurate, misleading or deceptive or in violation of any applicable laws.

(bb) The Company and its subsidiaries have only used and distributed the Objectspace toolkit pursuant to a license granted by ObjectSpace Inc., in the Software License and Warranty Agreement last copyrighted in 1998.  The Company and its subsidiaries have never used or distributed the Objectspace toolkit under a GNU public license.

5.10                        Litigation, Claims and Proceedings.  Except as set forth in Section 5.10 of the Disclosure Schedule, as of the date of this Agreement, there are (a) no civil, criminal or administrative actions, suits, claims, hearings, arbitration proceedings or investigations pending or, to the knowledge of the Company or the Seller Parties, threatened, against or relating to the Company, its assets or business, at law or in equity, or before any Governmental Authority, including any that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; (b) no Governmental Orders involving the Company, its assets or business; or (c) no civil, criminal, administrative or arbitral unfunded settlements which the Company is required to pay.  No Company-Owned Intellectual Property or Company Products are subject to, and the Company and its subsidiaries are not a party to, any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation known to the Company or Seller Parties that (i) restricts or may restrict in any manner the use, transfer or licensing thereof by the Company or any of its subsidiaries or may adversely affect the validity, use or enforceability of such Company-Owned Intellectual Property or Company Product or (ii) restricts or may restrict the conduct of the Company’s business in order to accommodate Intellectual Property Rights of third parties.

5.11                        Environmental and Safety and Health Matters.  Except as disclosed in Section 5.11 of the Disclosure Schedule:

(a)                                  The Company has obtained all material Permits that are required under any Environmental Law for the operation of its business as currently being conducted.  All such Permits are valid and in full force and effect.  “Environmental Law” means any applicable law, including applicable principles of common law, in effect on the date hereof relating to (i) the protection, investigation or restoration of the environment or natural resources, or (ii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any material defined as hazardous or toxic in any statute or regulation pertaining to the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act and the Clean Air Act.  “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product and (iii) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

(b)                                 The Company is in material compliance with all material Permits required under all Environmental Laws that are used in the operation of its business as currently being conducted.  No circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.

(c)                                  The Company and the real property used by the Company in its business are in material compliance with all Environmental Laws.  No Hazardous Substance is located on the real property used by the Company in its business, except in material compliance with all Environmental Laws.  No fact or circumstance exists which would reasonably be expected to involve the Company in any environmental litigation, or impose upon Purchaser any material environmental liability.

(d)                                 The Company has not had a material disposal or release of any Hazardous Substances on, under, in, from or about the real property used by the Company in its business or any other properties while such properties were owned, leased, or otherwise used by the Company.

(e)                                  The Company has not disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or may subject the Company to material liability under any Environmental Law.

(f)                                    The Company has not received any written notice, demand, letter, claim or request for information relating to the real property used by the Company in its business or any other properties previously owned, leased or otherwise used by the Company alleging violation of or liability under any Environmental Law, which notice, demand, letter, claim or request has not been resolved to the satisfaction of the party submitting it, and the Company is not a party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law.

5.12                        Compliance with Law; Permits.  Except as set forth in Section 5.12 of the Disclosure Schedule, the business of the Company has been, and is being, conducted in compliance in all material respects with applicable Laws.  No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company or the Seller Parties, threatened, nor, to the knowledge of the Company or the Seller Parties, has any Governmental Authority indicated an intention to conduct the same.  The Company holds all Permits necessary for the lawful conduct of its business, except for failures to hold such Permits that would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Such Permits are valid and in full force and effect, except for those the failure of which to be valid and in full force and effect would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  The Company is in material compliance with the terms of such Permits.  Seller makes no representation in this Section 5.12 as to any matter the subject matter of which is specifically covered by Section 5.9, 5.11, 5.13 or 5.14 of this Agreement.

5.13                        Employee Matters and Benefit Plans.

(a)                                  Section 5.13 of the Disclosure Schedule identifies each employment, bonus, deferred compensation, incentive compensation, pension, stock option, stock appreciation right, stock purchase or other equity compensation, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Company which affects or covers any current employee of the Company, including all “employee benefit plans” as defined by Section 3(3) of ERISA (collectively, the “Plans”).

(b)                                 For each Plan, correct and complete copies of the plan documents and summary plan descriptions, the most recent three years’ Form 5500 annual reports, all related trust agreements, insurance contracts and funding agreements which implement each such Plan, and the most recent determination letter received from the Internal Revenue Service with respect to each plan intended to qualify under Section 401 of the Code, have been provided to Purchaser.  For each Plan that has been terminated, (i) copies of any actions taken related to such Plan termination have been provided to Purchaser, including but not limited to, amendments, board resolutions, participant communications and records, and the IRS determination letter upon termination, and (ii) a schedule of any unpaid benefits due as a result of such Plan termination has been provided to Purchaser (including situations in which assets continue to be held in trust for such unpaid benefits).

(c)                                  The Company has no commitment, whether formal or informal, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan, except as described in Section 5.13 of the Disclosure Schedule.

(d)                                 Except as disclosed in Section 5.13 of the Disclosure Schedule, (i) neither the Company, nor, to the knowledge of the Company or the Seller Parties, any Plan or any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code; (ii) all material filings, reports and descriptions as to such Plans (including Form 5500 annual reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; (iii) there is no litigation, material disputed claim, governmental proceeding or investigation pending or, to the knowledge of the Company or the Seller Parties, threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; and (iv) such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable law, including provisions of ERISA, and the Code.

(e)                                  Except as disclosed in Section 5.13 of the Disclosure Schedule, none of the Plans which are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(f)                                    Except as disclosed in Section 5.13 of the Disclosure Schedule, the execution, delivery and performance of, and consummation of the transaction contemplated by, this Agreement will not (either alone or in conjunction with any other event) (i) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.  Further, except as set forth in Section 5.13 of the Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that, under certain circumstances, would obligate it to make any payments that would not be deductible under (or the deduction of which would be limited by) Section 280G or 162(m) of the Code or would be subject to tax under Section 409A of the Code.

5.14                           Taxes.

(a)                                  The Company has timely filed all Tax Returns that it was required to file.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes of the Company that have become due prior to Closing (whether or not shown on any Tax Return) have been timely paid in full.  True and correct copies of all federal, state and local income Tax Returns filed by the Company for all periods since January 1, 2000, have been heretofore made available to Purchaser.  All Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company in accordance with GAAP.

(b)                                 The Company is not a party to and does not have any liability under any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement, nor does the Company have any liability or potential liability to another party under any such agreement or arrangement.

(c)                                  There are no Liens for Taxes upon the Assets or properties of the Company (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.

(d)                                 The Company is not a “foreign person” for purposes of Section 1445 of the Code.

(e)                                  The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii).

(f)                                    Except with respect to any Affiliated Group of which the Company is the common parent, the Company (i) has not been a member of an Affiliated Group or (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)                                 With respect to each taxable period during which the Company was a member of an Affiliated Group, such Affiliated Group and each member thereof timely filed all Tax Returns that it was required to file and timely paid all Taxes required to be paid (whether or not shown on any Tax Return).

(h)                                 The Company has withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

(i)                                     The Company has not been granted (and is not subject to) any waiver or extension that is currently in effect for the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return.  Except as set forth in Section 5.14(i) of the Disclosure Schedule, no unpaid Tax assessment, deficiency or adjustment has been assessed or asserted against or with respect to the Company by any Taxing Authority; there are no currently pending or, to the knowledge of the Company or the Seller Parties, threatened audits, administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Company; and any such assertion, assessment, proceeding or litigation disclosed in Section 5.14(i) of the Disclosure Schedule is being contested in good faith through appropriate measures, and its status is accurately described in Section 5.14(i) of the Disclosure Schedule.

(j)                                     None of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(k)                                  The Company has no material liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Financial Statements in connection with the operation of the business of the Company in the ordinary course of business.

(l)                                     The Company will not be required to include any amount in income for any taxable period beginning after December 31, 2004 as a result of a change in accounting method for any taxable period ending on or before December 31, 2004 or pursuant to any agreement with any Tax authority with respect to any such taxable period.  The Company will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(m)                               The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)                                 The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the

Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(o)                                 Section 5.14(o) of the Disclosure Schedule hereto sets forth as of December 31, 2004 the amount of any net operating loss, net capital loss, unused foreign tax credits or unused investment or other credits that are attributable to the Company under Treasury Regulation Section 1.1502-21T(b)(2)(iv) (or similar provision of foreign, state or local Law).  Such amounts are not subject to any limitations under the Code (or any similar provision of foreign, state or local Law) including, but not limited to, Section 382 or Section 383 of the Code or any United States Treasury Regulation promulgated thereunder (or any similar provisions of Law).

(p)                                 Section 5.14(p) of the Disclosure Schedule hereto lists all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company by any Taxing Authority.

(q)                                 None of the assets of the Company is property that the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  None of the assets of the Company has been financed with or directly or indirectly secures any debt the interest of which is Tax exempt under Section 103(a) of the Code.  The Company is not the borrower or the guarantor of any outstanding industrial revenue bonds, or a tenant, principal user or related Person to any principal user within the meaning of Section 144(a) of the code of any property that has been financed or improved with the proceeds of industrial revenue bonds.  None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(r)                                    The Company has no “overall foreign loss” within the meaning of Section 904(f) of the Code.

(s)                                  There is no material property or obligation of the Company, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

(t)                                    The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and will continue to be a validly electing S corporation until terminated by reason of the transactions contemplated by this Agreement.

(u)                                 The Company does not own and has never owned a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(v)                                 The Company (a) is not and has never been liable for, or taken any action that has or would result in the imposition or incurrence of any liability for, any Tax under

Section 1374 of the Code or any similar state or local tax law and (b) will not become liable for any Tax under Section 1374 of the Code or any similar state or local law as a result of the consummation of the transactions contemplated by this Agreement.

5.15                        Absence of Undisclosed Liabilities.  Except as set forth in Section 5.15 of the Disclosure Schedule, the Company has no liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto except liabilities, obligations or contingencies that (1) are accrued or reserved against in the Reference Balance Sheet, (2) were incurred after December 31, 2004 in the ordinary course of business and consistent with past practices and that are less than $100,000 in the aggregate or (3) that are immaterial.

5.16                        Absence of Certain Changes.  Except as set forth in Section 5.16 of the Disclosure Schedule, since December 31, 2004, the business of the Company has been operated in the ordinary course consistent with past practice and the Company has not suffered any change in its business, assets, liabilities, financial condition or results of operations that, individually or in the aggregate, has caused or is reasonably likely to cause a Company Material Adverse Effect.  Except as set forth in Section 5.16 of the Disclosure Schedule, or as otherwise specifically contemplated by this Agreement, there has not been since December 31, 2004:

(a)                                  any entry by the Company into any Material Contract or transaction that cannot be terminated within 30 days without penalty;

(b)                                 any termination of or material waiver under any Material Contract;

(c)                                  any change in the accounting policies or practices of the Company or in the method of applying such policies or practices;

(d)                                 any new, or amendment to any existing, employment, severance or consulting agreement or contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Plans, or any alteration of Company’s employment or compensation practices or terms and conditions of employment, or in the making of any bonus payment or similar arrangement to or with any officer, director, employee or agent of the Company;

(e)                                  any issuance, sale or disposition by the Company of any equity securities or other rights to subscribe for or purchase any equity securities, or any repurchase or redemption by the Company of any equity securities;

(f)                                    any sale, lease or other disposition of, or execution and delivery of any agreement by the Company contemplating the sale, lease or other disposition of, properties and assets of the Company, other than the sale of inventory in the ordinary course of business and consistent with past practices;

(g)                                 any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company;

(h)                                 any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by the Company or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company is bound or by which it or any of its properties is bound other than in the ordinary course of business and consistent with past practices;

(i)                                     any declaration or payment of any dividend on, or any other distribution with respect to, any equity securities of the Company;

(j)                                     any Encumbrance imposed on any of the assets, tangible or intangible, of the Company other than Permitted Encumbrances; or

(k)                                  any agreement to do any of the foregoing.

5.17                        Labor Matters.  Section 5.17 of the Disclosure Schedule lists each (a) labor union which represents employees of the Company, and (b) collective bargaining agreement or other labor union contract to which the Company is a party, and no collective bargaining agreement or other labor contract is being negotiated.  There is no labor strike, slowdown or stoppage in progress or, to the knowledge of the Company and the Seller Parties, threatened, against or involving the Company.  Since January 1, 2002, the Company has not experienced any labor strike, slowdown or stoppage.  Neither the Company nor the Seller Parties has any knowledge of any activities or proceedings of any labor union to organize any employees of the Company.  Since January 1, 2002, there has been no request for collective bargaining or for a representation election from any employee, labor union or the National Labor Relations Board.  The Company has not committed any material unfair labor practice.  Since January 1, 2002, there have not been any plant closings, mass layoffs or other terminations of employees of the Company which would create any obligations upon or liabilities for the Company under the Worker Adjustment and Retraining Notification Act or similar laws.

5.18                        Finder’s Fee.  The Company is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement and has not retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement, except the Company has engaged The Corum Group to represent it in connection with such transactions, whose fees will be paid by Sellers.

5.19                        Insurance.  Section 5.19 of the Disclosure Schedule contains a complete and correct list of all policies of insurance owned or held by the Company or which cover or relate to the assets of the Company.  All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by the Company with all requirements of Law and all agreements to which the Company is a party, (b) are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against by companies engaged in the business of the Company and (d) provide that they will remain in full force and effect through the respective dates set forth in Section 5.19 of the Disclosure Schedule, subject to the cancellation rights specified in such policies.  Except as set forth in Section 5.19 of the Disclosure Schedule, during the last two years, the Company has not been denied any insurance coverage that it has requested, has not made any material change in the scope or nature of its insurance coverage and has not received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies.  All policies of primary comprehensive general liability insurance and excess carriers insurance that the Company has maintained during the past two years are set forth in Section 5.19 of the Disclosure Schedule.  During the past two years, there has been no lapse in coverage of the insurance carried by the Company.

5.20                        Customers and Suppliers.  Section 5.20 of the Disclosure Schedule sets forth a list of the 20 largest customers of the Company based on sales during the calendar years 2003 and 2004, showing the approximate total sales to each such customer during each such period, and the 20 largest suppliers of the Company based on purchases during the calendar years 2003 and 2004 showing the approximate total purchases by the Company from each such supplier during each such period.  None of such customers or suppliers has notified the Company that it intends to materially change its business relationship with the Company, and the Company has no reason to believe that there will be any adverse change in such relationship in the future either as a result of the consummation of the transactions contemplated hereby or otherwise.

5.21                        Transactions with Affiliates.  Except as set forth in Section 5.21 of the Disclosure Schedule and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, Seller, any Affiliate of Seller, or any officer, director, or employee of the Company.

5.22                        Accounts Receivable.  All accounts receivable reflected in the Reference Balance Sheet and all accounts receivable of the Company that have arisen since the date of the Reference Balance Sheet represent bona fide amounts due from account debtors of the Company for products sold and delivered or services rendered in the ordinary course of business.  Except to the extent of any recorded reserves reflected in the Reference Balance Sheet (which reserves are reflected correctly under GAAP), all accounts receivable reflected in the Reference Balance Sheet are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof.  Except to the extent of reserves reflected in monthly balance sheets for periods since the period covered by the Reference Balance Sheet, true and correct copies of which have been delivered to Purchaser (which reserves are reflected correctly under GAAP), and, with respect to periods subsequent to the most recent monthly balance sheet, in amounts consistent with past practice, all other accounts receivable are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof.

5.23                        Disclosure Controls and Procedures.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company to maintain accountability for the Company’s assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller Parties as follows (which representations and warranties shall be deemed to be made on a continuous basis through the Closing):

6.1                               Corporate Status.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

6.2                               Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement and any other agreements contemplated hereby to which it is or will be a party (the “Purchaser Agreements”) and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the other Purchaser Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the other Purchaser Agreements, or to consummate the transactions contemplated hereby or thereby.  This Agreement and the other Purchaser Agreements have been (or upon execution and delivery will be) duly executed and delivered by Purchaser, and (assuming due authorization and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

6.3                               No Conflict.  Except as set forth in Section 6.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the other Purchaser Agreements by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in the breach of any term or provision of the charter or bylaws of Purchaser, (ii) conflict with or violate any Law applicable to Purchaser or its assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which Purchaser is subject or (iii) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, or Permit; except for, in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Purchaser Material Adverse Effect.

6.4                               Compliance with Law.  Purchaser has complied with and is not in violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder.  There is no Action pending, or to the knowledge of Purchaser, threatened against Purchaser, affecting its ability to perform its obligations hereunder.

6.5                               Consents.  Except for (i) any applicable filings under state securities, “Blue Sky” or takeover Laws, and (ii) those required filings, registrations, consents and approvals listed in Section 6.5 of the Disclosure Schedule, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement and the other Purchaser Agreements by Purchaser or for the consummation by Purchaser of the transactions contemplated hereby and thereby.

6.6                               Finder’s Fee.  Except as set forth in Section 6.6 of the Disclosure Schedule, Purchaser is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

6.7                               No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization, the due diligence investigation of the Company or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Purchaser has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

ARTICLE 7.
COVENANTS

7.1                               Operations in the Ordinary Course.  The Company and the Seller Parties covenant and agree that, after the date hereof and prior to the Closing or earlier termination of this Agreement pursuant to its terms, the Company shall, and the Seller Parties shall cause the Company to, operate solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets (including goodwill) and current business organizations, keeping available the services of its current officers and employees, maintaining the Material Contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom they have business dealings.

7.2                               Interim Operations of the Company.  Without limiting the generality of Section 7.1, and except as otherwise expressly contemplated by this Agreement or as agreed to in writing by Purchaser, the Company shall not, and the Seller Parties shall cause the Company not to:

(a)                                  amend its certificate of incorporation or bylaws (or similar organization documents),

(b)                                 issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of their capital stock or equity securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock, equity securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares or equity securities outstanding on the date hereof;

(c)                                  (i) split, combine, subdivide or reclassify any shares of its capital stock or equity securities or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock or equity securities, or redeem or repurchase any of its capital stock, equity securities or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of their capital stock or equity securities;

(d)                                 (i) incur or assume any Debt or issue any Debt securities except for borrowings in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person, or (iii) make any material loans, advances or capital contributions to, or investments in, any other person;

(e)                                  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company;

(f)                                    except in the ordinary course of business, sell, lease, license or otherwise encumber or otherwise dispose of, including by merger or liquidation, any of its properties or assets;

(g)                                 make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new Tax election or adopt any new Tax method of accounting or file any claim for refund of Taxes or file an amended Tax Return;

(h)                                 except for purchase orders entered into in the ordinary course of business, (i) enter into any contract or agreement, written or oral, relating to the purchase or the sale of, goods, equipment or services of amounts in excess of $10,000 per year or having a duration in excess of one year, (ii) modify, amend or transfer in any respect or terminate any Material Contract or waive, release or assign any rights or claims thereunder or (iii) fail to renew any Material Contract in accordance with its terms;

(i)                                     enter into or amend any agreement or contract with any officer, director, employee, consultant or stockholder of the Company or with any Affiliate of the Company;

(j)                                     create any Encumbrance on the Shares;

(k)                                  (i) except as may be required by Law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Plan) for the benefit or welfare of any employee, officer, director or service provider or former director, employee, officer or service provider, or (ii) increase the compensation or fringe benefits of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement;

(l)                                     change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the United States Securities and Exchange Commission;

(m)                               (i) pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $50,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business, (ii) waive, release, grant or transfer any right other than in the ordinary course of business or (iii) commence any legal proceedings;

(n)                                 fail to use commercially reasonable efforts to maintain the material tangible assets of the Company in their current physical condition, except for ordinary wear and tear;

(o)                                 transfer or grant any right or licenses under, or enter into any settlement regarding the breach or infringement of, any United States or foreign license of any Intellectual Property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangements, except in the ordinary course of business consistent with past practice;

(p)                                 change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors; or

(q)                                 authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

7.3                               Consents.  The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to obtain all such consents, approvals or waivers and the parties hereto shall furnish all information required in connection therewith.

7.4                               Publicity.  On and after the date hereof and through the Closing, the Company, the Seller Parties and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Laws.

7.5                               Access to Records and Properties.  From the date hereof until the Closing Date or earlier termination of this Agreement, the Company shall, and the Seller Parties shall cause the Company to, provide Purchaser and its officers, counsel and other representatives with reasonable access during normal business hours to the facilities of the Company, its principal personnel and representatives (including its accountants), its customers, suppliers and vendors and such books and records pertaining to the Company as Purchaser may reasonably request, in each case upon reasonable notice.

7.6                               Further Action.  Each of the Company, the Seller Parties and Purchaser shall, subject to the fulfillment at or before the Closing of each of the conditions of performance set forth herein or the waiver thereof, use its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby.  Each of the Company, the Seller Parties and Purchaser will comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Each of the Company, the Seller Parties and Purchaser agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby including obtaining the fulfillment of each of the conditions contained in Article 8 hereof to the extent that the fulfillment of such is within the control of such party.

7.7                               Expenses.  Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses except as expressly provided herein.

7.8                               Notification of Certain Matters.  Prior to the Closing, the Seller Parties and the Company shall give prompt written notice to Purchaser of (a) the existence or occurrence, or failure to occur, of any fact or event of which it has knowledge that would be reasonably likely to cause any representation or warranty of the Seller Parties or the Company contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing assuming such representation or warranty is made at such time; (b) the failure of the Seller Parties or the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (c) any written notice or other written communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (d) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

7.9                               Exclusivity.  Immediately after the execution of this Agreement, the Seller Parties and the Company shall terminate and cease, and shall cause their respective Affiliates, stockholders, representatives, agents, financial advisors, attorneys, other consultants, employees, officers and directors (collectively, “Representatives”) to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with respect to any Alternative

Transaction (as defined below).  Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10 hereof, the Seller Parties and the Company shall not, and shall not permit their Representatives to (a) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any Alternative Transaction, (b) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other Person any information with respect to the assets or business of the Company for the purposes of pursuing a possible Alternative Transaction with any other party or (c) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing.  The Company and the Seller Parties shall promptly, but in no event later than 24 hours, notify Purchaser, orally and in writing, of any proposal for an Alternative Transaction of which the Company, the Seller Parties or their respective Representatives may become aware (which notice shall state the identity of the person making the proposal, the beneficial owner(s) thereof if the offering person is an entity and the material terms of such proposal and shall include a copy of any written proposal).  For purposes hereof, “Alternative Transaction” shall mean (a) any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of all or any portion of the Company, (b) any merger, consolidation, tender offer, share exchange or similar transaction involving all or any portion of the Company, (c) any sale of any assets of the Company, other than inventory or supplies in the ordinary course of business, or issuance or sale of any equity interests in the Company, (d) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, business combination or similar transaction involving all or any portion of the assets of the Company or any portion of the business or capital stock or assets of any of the foregoing, (e) any other transaction undertaken by the Company, the Seller Parties or any of their respective Representatives that could reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, in each case other than any such transaction with Purchaser or (f) any proposal, plan or intention to do any of the foregoing or any agreement (whether or not announced) to engage in any of the foregoing.

7.10                        Resignations of Directors.  The Seller Parties and the Company shall cause all directors of the Company to deliver their written resignations to Purchaser, which resignations shall be effective as of the Closing and shall be in form and substance reasonably satisfactory to Purchaser.

7.11                        Insurance.  With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the business of the Company on or prior to the Closing Date for which the Company would be entitled to assert, or cause any Affiliate or other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of the Company in respect of the business of the Company, at the request of Purchaser, the Company will use best efforts to assert, or to assist Purchaser to assert, one or more claims under such insurance covering such loss, liability or damage if Purchaser is not itself entitled to assert such claim but the Company is so entitled.

7.12                        Piper Earn-Out.  The Company and the Seller Parties shall, prior to the Closing, take all action, at no cost to, and without having any adverse financial impact on, the Company post-Closing or Purchaser, to cause the Piper Earn-Out either (a) to be assumed in full by the Seller Parties with an unconditional release of the Company and Purchaser of any liability or obligation thereunder or (b) to be fully paid and satisfied by the Company and/or the Seller Parties.  The Company shall provide to Purchaser documentation of the actions set forth in clauses (a) or (b) of the foregoing sentence in a form satisfactory to Purchaser in its sole and absolute discretion.

7.13                        Delivery of Audited Financial Statements.  Each of the Company and the Seller Parties shall use its reasonable best efforts to cause the Audited Financial Statements to be delivered to Purchaser as soon as reasonably practicable, but in no event later than May 10, 2005.

7.14                        Surrender and Cancellation of Stock Options.  Concurrently with the execution and delivery of this Agreement, the Company is delivering to Purchaser option surrender and cancellation agreements in the form attached hereto as Exhibit D (the “Option Surrender Agreements”) executed by each optionholder listed on Schedule 5.4(a) of the Disclosure Schedule (collectively, the “Optionholders”).  Prior to the Closing, the Seller Parties will cause cash funds to be contributed to the Company in an amount to satisfy in full the payment obligations of the Company under the Option Surrender Agreements.  Pursuant to the Option Surrender Agreements, all of the Options will be surrendered to the Company and cancelled prior to the Closing at no cost to Purchaser or the Company post-Closing.

ARTICLE 8.
CLOSING CONDITIONS

8.1                               Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Seller Parties and the Company set forth in this Agreement (including any representations and warranties made indirectly through any certificates delivered pursuant to Section 8.1(c)) shall be true and correct in all material respects (determined without giving duplicative effect to any materiality or Company Material Adverse Effect limitation contained in such representations and warranties) both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of an earlier date, which shall be true and correct in all material respects (determined without giving duplicative effect to any materiality or Company Material Adverse Effect limitation contained in such representations and warranties) as of such earlier date).

(b)                                 Agreements and Covenants.  Each of the Seller Parties and the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

(c)                                  Certificate.  Purchaser shall have received a certificate of an executive officer of the Company that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

(d)                                 Legality.  No order, decree or injunction shall have been entered or issued by any Governmental Authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(e)                                  Resolutions.  Purchaser shall have received the resolutions described in Section 3.2(b).

(f)                                    Consents.  The consents and waivers described on Schedule 8.1(f) shall have been obtained by Purchaser.

(g)                                 Employment Agreements and Option Agreements.  Each of the Employment Agreements shall be and remain in full force and effect as of and through the Closing.

(h)                                 Piper Earn-Out.  The Piper Earn-Out shall have been, at no cost to the Company post-Closing or Purchaser, either (a) assumed in full by the Seller Parties with an unconditional release of the Company and Purchaser of any liability or obligation thereunder or (b) fully paid and satisfied by the Company and/or the Seller Parties.  The Company shall have provided documentation of the actions set forth in clause (a) or (b) of the foregoing sentence in a form satisfactory to Purchaser in its sole and absolute discretion.

(i)                                     Delivery of Audited Financial Statements.  The Audited Financial Statements shall have been delivered to Purchaser, the Audited Financial Statements shall be acceptable to Purchaser in Purchaser’s sole and absolute discretion and the written consent to filing with the Securities and Exchange Commission the audit report with respect to the Audited Financial Statements shall have been delivered to Halsey by Burr, Pilger & Mayer LLP in form customary for such consents and without qualification.

(j)                                     Seller Legal Opinion.  Purchaser shall have received from the Seller Parties an opinion of Higham, McConnell & Dunning LLP, counsel to the Seller Parties, dated the Closing Date, in substantially the form of Exhibit B-2 hereto.

(k)                                  Seller Release.  Purchaser shall have received from the Seller Parties an executed copy of the Release substantially in the form of Exhibit C hereto.

(l)                                     Litigation.  (i) There shall not be instituted, pending, or threatened any action, suit, investigation or other proceeding in, before, or by any Governmental Authority against the Company; and (ii) there shall not be instituted, pending, or threatened any action, suit, investigation or other proceeding in, before, or by any Governmental Authority against Purchaser or Halsey relating to or affecting the transactions contemplated hereby.

(m)                               Cancellation of Options.  All of the Options shall have been surrendered and cancelled pursuant to the Option Surrender Agreements at no cost to Purchaser or the Company post-Closing.

(n)                                 Subordination Agreement.  Purchaser shall have received from Seller an executed copy of the Subordination Agreement substantially in the form of Exhibit E hereto.

(o)                                 Consulting and Non-Competition Agreement.  Purchaser shall have received an executed copy of the Consulting and Non-Competition Agreement.

(p)                                 Material Adverse Effect.  No fact, circumstance, result, change, event, violation or occurrence shall have occurred which has had or could reasonably be expected to have a Company Material Adverse Effect.

8.2                               Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Purchaser set forth in this Agreement (including any representations and warranties made indirectly through any certificates delivered pursuant to Section 8.2(c)) shall be true and correct in all material respects (determined without giving duplicative effect to any materiality or Purchaser Material Adverse Effect limitation contained in such representations and warranties) both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of an earlier date, which shall be true and correct in all material respects (determined without giving duplicative effect to any materiality or Purchaser Material Adverse Effect limitation contained in such representations and warranties) as of such earlier date).

(b)                                 Agreements and Covenants.  Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

(c)                                  Certificate.  Seller shall have received a certificate of an executive officer of Purchaser that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

(d)                                 Legality.  No order, decree or injunction shall have been entered or issued by any Governmental Authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(e)                                  Resolutions.  Seller shall have received the resolutions described in Section 3.2(a).

(f)                                    Purchaser Legal Opinion.  Seller Parties shall have received from the Purchaser an opinion of Vinson & Elkins, counsel to the Purchaser, dated the Closing Date, in substantially the form of Exhibit B-1 hereto.

(g)                                 Guaranty.  Seller shall have received an executed copy of the Guaranty substantially in the form of Exhibit F hereto.

(h)                                 Material Adverse Effect.  No fact, circumstance, result, change, event, violation or occurrence shall have occurred which has had or could reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE 9.
CERTAIN TAX MATTERS

9.1                               Tax Matters.

(a)                                  Seller shall prepare or cause to be prepared, and Purchaser shall file or cause to be filed, all Tax Returns for the Company for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  Not less than 30 days prior to the due date for filing any such Tax Return Seller shall deliver a copy of such Tax Return to Purchaser for its review and reasonable comment.  Not less than five days prior to the due date for payment of Taxes with respect to any such Tax Return, Seller shall pay to Purchaser the amount of any Purchaser Indemnified Taxes with respect to such Tax Return.

(b)                                 With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, Purchaser shall cause such Tax Return to be prepared in a manner consistent with Section 9.1.  Not later than 30 days prior to the due date of each such Tax Return, Purchaser shall deliver a copy of such Tax Return to Seller together with a statement of the amount of Purchaser Indemnified Taxes with respect to such Tax Return.  Purchaser shall allow Seller to review and comment on such Tax Return (to the extent relating to the period ending on the Closing Date) and shall make such revisions as are reasonably requested by Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, Seller shall pay to Purchaser the amount of such Purchaser Indemnified Taxes with respect to such Tax Return.

(c)                                  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i)                                     in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of the Company ended with (and included) the Closing Date; and

(ii)                                  in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)                                 Purchaser and Seller shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, examination, or administrative or judicial proceeding relating to Taxes of the Company (a “Proceeding”).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller further agrees, upon request, to use its commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Purchaser or the Company (including, but not limited to, with respect to the transactions contemplated hereby).  Purchaser and Seller further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any taxing authority.

ARTICLE 10.
TERMINATION

10.1                        Termination.  This Agreement may be terminated at any time before the Closing as follows:

(a)                                  by mutual written consent of Seller and Purchaser;

(b)                                 by either Seller or Purchaser, by notice to the other party, if the Closing shall not have occurred on or before the date that is the earlier to occur of (i) the first Business Day after the date that is the 30th day after the date of this Agreement or (ii) the fourteenth Business Day after the date that the Audited Financial Statements are delivered to Purchaser (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; and provided further that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller if the Audited Financial Statements have not been delivered to Purchaser.

(c)                                  by either Seller or Purchaser by notice to the other party, if a Governmental Authority shall have issued an order, decree or injunction having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation of the transactions contemplated hereby, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used its best efforts to cause such order, decree or injunction to be lifted or vacated and shall have otherwise complied with its obligations under this Agreement);

(d)                                 by Purchaser, by notice to Seller, if (x) there shall have been a breach by Seller or the Company of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of the Termination Date or 15 days after written notice thereof shall have been received by Seller;

(e)                                  by Seller, by notice to Purchaser, if (x) there shall have been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of the Termination Date or 15 days after written notice thereof shall have been received by Purchaser;

(f)                                    by Purchaser, by notice to Seller, if the Audited Financial Statements are not delivered to Purchaser by no later than May 10, 2005 or if the Audited Financial Statements are not acceptable to Purchaser in Purchaser’s sole and absolute discretion.

(g)                                 by Purchaser, if there shall have occurred any fact, circumstance, result, change, event, violation or occurrence that has had or could reasonably be expected to have a Company Material Adverse Effect.

10.2                        Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to this Article 10, this Agreement shall become void and of no effect with no liability on the part of any party hereto except with respect to this Section 10.2; provided, however, no such termination shall relieve any party hereto from any liability for damages resulting from any breach of this Agreement.

ARTICLE 11.
INDEMNIFICATION

11.1                        Survival.  Other than representations and warranties contained in Section 5.4, Section 5.11 and Section 4.5, which shall survive the Closing until the expiration of the applicable statute of limitations, and Section 5.13 and Section 5.14, which shall survive the Closing until the sixth anniversary of the Closing Date (the “Excepted Representations”), all of the representations and warranties of the Company and the Seller Parties shall survive the Closing until the second anniversary of the Closing Date (in each case, the “Survival Period”).  If a claim under this Agreement is made during the applicable Survival Period with respect to a breach of a representation and warranty, the Survival Period for such representation and warranty shall continue until the claim is finally resolved.  For purposes hereof, a claim shall be deemed “made” when received by the other parties in writing, setting forth with specificity the nature of the claim and the applicable section(s) of the Agreement pursuant to which such claim is made.

11.2                        Indemnification.

(a)                                  Indemnification by the Seller Parties.  The Seller Parties shall (subject to Section 11.3 in the case of claims for Indemnifiable Losses asserted after the Closing) indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives and, solely from and after the Closing, the Company and its Affiliates and each of their respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives (all such foregoing persons, collectively, the “Purchaser Indemnitees”) from and against the entirety of any Losses the Purchaser Indemnitees may suffer, sustain or become subject to (including any Losses the Purchaser Indemnitees may suffer after the end of the Survival Period with respect to claims made within such period (“Purchaser Indemnifiable Losses) resulting from:

(i)                                     any breach of the representations and warranties of the Company or the Seller Parties made in Article 4 and Article 5 or contained in any certificate delivered pursuant to Section 8.1(c), or

(ii)                                  any nonfulfillment or breach of any covenant or agreement on the part of the Company or the Seller Parties in this Agreement, and

(iii)                               any Purchaser Indemnified Taxes.

(b)                                 Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless the Seller Parties and, solely before the Closing, the Company and its Affiliates and each of their respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives (all such foregoing persons, collectively, the “Seller Indemnitees”; each Purchaser Indemnitee and each Seller Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against the entirety of any Losses such Person may suffer, sustain or become subject to (“Seller Indemnifiable Losses”; Purchaser Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”), resulting from:

(i)                                     any breach of the representations and warranties of Purchaser made by it in Article 6 or contained in any certificate delivered pursuant to Section 8.2(c); or

(ii)                                  any nonfulfillment or breach of any covenant or agreement on the part of Purchaser in this Agreement.

11.3                        Limits on Indemnification.

(a)                                  From and after the Closing, the Seller Parties will not have any obligation to indemnify Purchaser Indemnitees with respect to any Indemnifiable Losses arising under Section 11.2(a)(i) until Purchaser Indemnitees shall first have suffered such aggregate Indemnifiable Losses in excess of $50,000 (the “Basket”) (at which point the Seller Parties will be obligated to indemnify Purchaser Indemnitees for all such Indemnifiable Losses).

(b)                                 Prior to the Closing, the limitations set forth in Section 11.3(a) and Section 11.4 shall not apply to any breaches by the Company or Seller of the representations, warranties or covenants contained in this Agreement or in the documents and agreements contemplated hereby.

(c)                                  The liability of any Person under Article 11 shall be in addition to, and not exclusive of, any other liability that such Person may have at law or equity based on such Person’s fraudulent acts or omissions.  None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.3, shall be deemed a waiver by any Person to this Agreement of any right or remedy which such Person may have at law or equity based on any other Person’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Person may seek against another Person with respect to a claim for fraud;

provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Section 11.3(c), nor any reference to this Section 11.3(c) throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

(d)                                 Effective as of the Closing, the Seller Parties hereby waive and release any and all rights that it may have under this Agreement or any other document contemplated by this Agreement to assert claims of contribution against the Company.

(e)                                  For purposes of determining whether any representation or warranty has been breached for purposes of this Article 11, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read without regard to materiality (including Company Material Adverse Effect or Purchaser Material Adverse Effect) qualifications contained therein.

11.4                        Recourse Against Note Amount.

(a)                                  Purchaser will enter into the Promissory Note as of the Closing Date.  Subject to Section 11.4(b), with respect to any claim by a Purchaser Indemnitee against the Seller Parties for Purchaser Indemnifiable Losses after the Closing under Section 11.2(a)(i), the Purchaser Indemnitee shall be entitled to recourse against the Seller Parties with respect to such Purchaser Indemnifiable Losses only by means of a reduction in the Note Amount in an amount equal to such Purchaser Indemnifiable Losses, and the parties intend and agree that, except as stated in Section 11.4(b), the Purchaser Indemnitees’ sole recourse against the Seller Parties for indemnification after the Closing for Purchaser Indemnifiable Losses under Section 11.2(a)(i) is limited to the Note Amount and is governed by, and subject to the terms and provisions of, the Promissory Note, and that the maximum aggregate liability for the Seller Parties for Purchaser Indemnifiable Losses under Section 11.2(a)(i) after the Closing shall not exceed the Note Amount.

(b)                                 Notwithstanding the foregoing, with respect to any claim by a Purchaser Indemnitee against the Seller Parties for Purchaser Indemnifiable Losses arising in connection with or related to a breach of an Excepted Representation or under Section 11.2(a)(ii) and Section 11.2(a)(iii), such claim shall first be satisfied by reduction of the Note Amount in an amount equal to such Purchaser Indemnifiable Losses; provided that, if the Note Amount has been reduced to zero, the Purchaser Indemnitee shall be entitled to seek payment directly from the Seller Parties (who shall be jointly and severally liable for such Losses), up to the amount of the Cash Purchase Price paid at the Closing, for amounts remaining due or thereafter becoming due to the Purchaser Indemnitees for such Indemnifiable Losses.

(c)                                  Notwithstanding the foregoing, nothing in this Section 11.4 shall limit Section 11.3(c).

11.5                        Matters Involving Third Parties.

(a)                                  If any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the

Indemnifying Party under this Article 11, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced thereby.

(b)                                 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within ten (10) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Article 11 and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner.  In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within ten (10) days after notice thereof is given by the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(c)                                  So long as the conditions set forth in Section 11.5(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 11.5(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto or (C) in the reasonable opinion of the Indemnified Party, could have a material adverse effect on its business, operations, assets, or financial condition.

(d)                                 Notwithstanding the foregoing, if (i) an Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel, then, in each case, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall have no liability with respect to a judgment entered in any action so defended, or a compromise or settlement thereof entered into, without its consent (which shall not be unreasonably withheld).

ARTICLE 12.
GUARANTY

12.1                        Guaranty.  Halsey agrees to execute and deliver to Seller at Closing the Guaranty substantially in the form of Exhibit F hereto.

ARTICLE 13.
MISCELLANEOUS

13.1                        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to the Seller Parties:	c/o John Buckman
2735 Fulton Street
Berkley, California 94705-1031

	with a copy to:	Higham, McConnell & Dunning LLP
15 Enterprise, Suite 360
Aliso Viejo, CA 92656
Attention: Curt C. Barwick, Esq.
Telecopy No.: 949-900-4403

(b)	if to Purchaser and/or Halsey:	J. L. Halsey Corporation
103 Foulk Road, Suite 205-Q
Wilmington, Delaware 19803
Attention: David Burt
Telecopy No.: (978) 945-5992

	with a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael D. Wortley
Telecopy No.: (214) 999-7732

	with a copy to:	Admiral Management Company
790 Turnpike Street, Suite 202
North Andover, Massachusetts 01845
Attention: David Burt
Telecopy No.: (978) 945-5992

13.2                        Certain Definitions; Interpretation.

(a)                                  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Action” means any written claim, action or suit by or before any Governmental Authority.

(ii)                                  “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(iii)                               “Audited Financial Statements” means audited financial statements of the Company for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, meeting the requirements of Regulation S-X for inclusion in a Form S-1 for Purchaser immediately after the Closing and Item 9.01 of Form 8-K for Purchaser immediately after the Closing.

(iv)                              “Business Day” means any day other than (A) a Saturday, Sunday or federal holiday or (B) a day on which commercial banks in New York, New York are authorized or required to be closed.

(v)                                 “Cash” means cash (net of outstanding checks, drafts and wire transfers and excluding restricted balances) and cash equivalents calculated in accordance with GAAP.

(vi)                              “Cash Target” means $1,200,000.00.

(vii)                           “Cash Purchase Price” means $25,100,000.00, subject to adjustment pursuant to Schedule I hereto.

(viii)                        “Closing Debt Target” means $0.00.

(ix)                                “Code” means the Internal Revenue Code of 1986, as amended.

(x)                                   “Company Material Adverse Effect” means any near-term or long-term material adverse change in or material adverse effect on the business, results of operations, financial condition, assets or prospects of the Company (whether or not such change or effect arises from any fact, circumstance, result, change, event, violation or occurrence that was foreseeable or known as of the date of this Agreement or the Closing Date).

(xi)                                “Consulting and Non-Competition Agreement” means the consulting and non-competition agreement between the Company and John Buckman substantially in the form of Exhibit G hereto.

(xii)                             “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(xiii)                          “Debt” means, without duplication, (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of each of the Company for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company pursuant to which the applicable bank or similar entity has paid obligations for which the Company is required to repay, (e) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company, (h) all other short-term and long-term liabilities of the Company for borrowed money and (i) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.. “Debt” shall in no event include accounts payable incurred in the ordinary course of business

(xiv)                         “Employment Agreements” means the employment agreements dated the date hereof between the Company and each of Luis Rivera, Robb Wilson, Jeffrey Rothman, Jason Hahn, Luis Rodriguez, Ryan Gilfillan, and Stu Lewallen.

(xv)                            “Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchaser, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, proxy, voting trust, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of law, any voting trust or voting agreement, stockholder agreement, proxy or other agreement of any kind.

(xvi)                         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

(xvii)                      “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America.

(xviii)                   “Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court.

(xix)                           “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(xx)                              “Law” means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

(xxi)                           “Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees), reduced to the extent of insurance proceeds actually received.

(xxii)                        “Note Amount” means $5,600,000.00, subject to adjustment as provided herein and in the Promissory Note.

(xxiii)                     “Option Agreements” means the option agreements dated the date hereof between Halsey and each of Luis Rivera, Robb Wilson, Jeffrey Rothman, Jason Hahn, Luis Rodriquez, Ryan Gilfillan and Stu Lewallen.

(xxiv)                    “Permit” means any permit, franchise, authorization, or other license or approval issued or granted by any Governmental Authority.

(xxv)                       “Permitted Encumbrances” means (a) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairmen’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (c) those Encumbrances identified on title reports which have been delivered to Purchaser; and (d) such other Encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby.

(xxvi)                    “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

(xxvii)                 “Piper Earn-out” means the obligation of the Company to make payments pursuant to that certain Asset Purchase Agreement among the Company, Piper Software, Inc. and the other parties thereto, dated as of October 25, 2004, and the other agreements entered into in connection therewith, and the restrictions on the operations related thereto set forth therein.

(xxviii)              “Purchaser Indemnified Taxes” means any and all Taxes (to the extent such Taxes were not included as a liability in the Final Closing Date Balance Sheet) together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable for any taxable period or portion thereof ending on or prior to the Closing Date (determined in accordance with Section 9.1(c)), (ii) imposed on or with respect to the Seller for any taxable period or portion thereof ending on or prior to the Closing Date, (iii) resulting from the breach of the representations and warranties set forth in Section 5.14 or covenants set forth in Section 9.1, (iv) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation § 1.502-6(a) or any analogous or similar state, local or foreign law, or (v) imposed on Purchaser or the Company under Code Section 1374 with respect to any taxable period or portion thereof ending on or prior to the Closing Date including any such Tax resulting from transactions contemplated by this Agreement, but only to the extent that the sum of the foregoing (without duplication) exceeds an amount equal to the greater of (A) the difference of (x) the sum of any Excess Cash as reflected on the Final Closing Date Balance Sheet plus any Excess Working Capital as reflected on the Final Closing Date Balance Sheet minus (y) the sum of any Final Cash Shortfall plus any Final Working Capital Shortfall plus any Final Excess Debt and (B) zero.

(xxix)                      “Purchaser Material Adverse Effect” means any material adverse effect on the ability of Purchaser to complete the transactions contemplated by this Agreement.

(xxx)                         “Straddle Period” means any Tax year or Tax period beginning on or before the Closing Date and ending after the Closing Date.

(xxxi)                      “Working Capital Target” means $1,169,191.00.

(b)                                 When a reference is made in this Agreement to Articles, Sections, or Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

13.3                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company, the Seller Parties and Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

13.4                        Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and does not, and is not intended to, confer upon any Person other than the parties hereto and those Persons identified in Section 11.2 any rights or remedies hereunder.

13.5                        Amendment; Waiver.  This Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

13.6                        Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties.

13.7                        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.  Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States of America located in the State of Delaware, for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 13.2 shall be effective service of process for any litigation brought against it in any such court.  Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this agreement, the transactions contemplated hereby or any of the other transactions contemplated hereby.

13.8                        Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.9                        Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

13.10                 Director and Officer Liability.  Neither any direct or indirect holder of equity interests in Purchaser, nor any past, present or future director, officer, employee, agent or Affiliate of Purchaser or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement, and the Company and the Seller Parties hereby waive and release all claims of any such liability or obligation.

13.11                 Subordination Agreement.  Seller agrees that it will, and that it will cause its permitted successors and assigns to, upon the request of Purchaser or Halsey, execute a Subordination Agreement substantially similar to the Subordination Agreement attached hereto as Exhibit E in favor of a bank other than the “Bank” referenced therein.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMMODORE RESOURCES, INC.

By:	/s/ Richard A. McDonald
Name:	Richard A. McDonald
Title:	President

LYRIS TECHNOLOGIES, INC.

By:	/s/ John Buckman
Name:	John Buckman
Title:	CEO

JOHN BUCKMAN AND JAN HANFORD TRUST

By:	/s/ John Buckman
Name:	John Buckman
Title:	Trustee

JOHN BUCKMAN

By:	/s/ John Buckman

JAN HANFORD

By:	/s/ Jan Hanford

J. L. HALSEY CORPORATION, for the limited purposes of acknowledging its obligations under Article 12 hereof

By:	/s/ David R. Burt
Name:	David R. Burt
Title:	Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SCHEDULE I

CASH, WORKING CAPITAL AND DEBT CALCULATIONS

(a)                                  No Duplication.  In calculating the various potential Cash, Working Capital and Debt adjustments to the Purchase Price under this Schedule I, no single item shall be given duplicative effect.

(b)                                 Closing Estimated Payment Calculation.  No later than three Business Days prior to the Closing Date, the Seller Parties shall cause to be prepared and delivered to Purchaser a balance sheet of the Company which shall set forth an estimated calculation, as of 11:59 p.m., California time, on the date immediately preceding the Closing Date, of the amounts of (i) Cash, (ii) Working Capital and (iii) Debt (the “Estimated Balance Sheet”).  The Estimated Balance Sheet shall be prepared in a manner consistent with the Company’s balance sheet as of November 30, 2004.  For purposes hereof: (a) “Excess Cash” means any Cash in excess of the Cash Target; and (b) “Excess Working Capital” means any Working Capital in excess of the Working Capital Target.

(c)                                  Closing Adjustment for Cash.  To the extent that Cash as set forth in the Estimated Balance Sheet is less than the Cash Target (the “Estimated Cash Shortfall”), then the Cash Purchase Price payable by Purchaser at the Closing shall be reduced by the amount of the Estimated Cash Shortfall, but only to the extent that the amount of such shortfall is greater than the Excess Working Capital reflected on the Estimated Balance Sheet, if any (the amount of such reduction, the “Estimated Cash Reduction Amount”).

(d)                                 Closing Adjustment for Working Capital.  To the extent that the Working Capital as set forth in the Estimated Balance Sheet is less than the Working Capital Target (the “Estimated Working Capital Shortfall”), then the Cash Purchase Price payable by Purchaser at the Closing shall be reduced by the amount of the Estimated Working Capital Shortfall, but only to the extent that the amount of such shortfall is greater than the Excess Cash reflected on this Estimated Balance Sheet, if any (the amount of such reduction, the “Estimated Working Capital Reduction Amount”).

(e)                                  Closing Adjustment for Debt.  To the extent that the Debt as set forth on the Estimated Balance Sheet is greater than the Closing Debt Target, then the Cash Purchase Price payable by Purchaser at the Closing shall be reduced by the amount of such excess, but only to the extent that the amount of Debt is more than the greater of (i) difference of (A) the sum of  any Excess Cash reflected on the Estimated Balance Sheet plus any Excess Working Capital reflected on the Estimated Balance Sheet minus (B) the sum of any Estimated Cash Shortfall plus any Estimated Working Capital Shortfall and (ii) zero (the amount of such reduction, the “Estimated Debt Reduction Amount).

(f)                                    Working Capital Components.  “Working Capital” shall mean the amount that is the difference between (i) Current Assets of the Company and (ii) Current Liabilities of the Company, calculated in accordance with this Agreement.  “Current Assets,” as used in the definition of Working Capital, shall mean trade accounts receivable (net of allowance for doubtful accounts), inventory and prepaid expenses; provided that, Current Assets shall not

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include Cash, deferred income Taxes or other Tax related assets and shall not include any prepayments or deposits to the extent the Company will not be able to use or otherwise receive the benefit of such amounts after the Closing or to the extent that such prepayments or deposits are lost, forfeited, canceled or otherwise diminished in value in connection with, or as a result of, the transactions contemplated by this Agreement.  “Current Liabilities,” as used in the definition of Working Capital, shall mean accounts payable (including net overdraft positions with individual financial institutions (i.e., checks in excess of deposits)), and other current liabilities, but shall exclude all Debt and deferred income Taxes.  In calculating the Working Capital, no reserve reflected in the Financial Statements shall be reduced or eliminated except by reason of payment or settlement.

(g)                                 Post-Closing Adjustment Procedure.

(i)                                     After the Closing, the Company shall prepare a balance sheet as of 11:59 p.m., California time, on the date immediately preceding the Closing Date (the “Closing Date Balance Sheet”) of the Company in a manner consistent with the Company’s balance sheet as of November 30, 2004.  The Closing Date Balance Sheet shall set forth the actual amounts of (A) Cash, (B) Working Capital and (C) Debt.  The Company shall deliver to Seller the Closing Date Balance Sheet (together with copies of all underlying work papers) within 60 days following the Closing Date.

(ii)                                  If Seller disagrees in whole or in part with the Closing Date Balance Sheet, then within 30 days after its receipt of the Closing Date Balance Sheet, it shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure on the part of the Company to prepare the Closing Date Balance Sheet in accordance with this Agreement and to mathematical or similar errors.  To be effective, any such Notice of Disagreement shall include a copy of the Company’s Closing Date Balance Sheet marked to indicate those specific items that are in dispute (the “Disputed Line Items”) and shall be accompanied by Seller’s calculation of each of the Disputed Line Items and Seller’s revised Closing Date Balance Sheet setting forth its determination of Debt and Working Capital.  To the extent Seller provides a Notice of Disagreement within such 30-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder.  In the event that Seller does not provide a Notice of Disagreement within such 30-day period, Seller shall be deemed to have accepted in full the Closing Date Balance Sheet as prepared by the Company, which shall be final, binding and conclusive for all purposes hereunder.

(iii)                               In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Purchaser and Seller shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such 15 day period, Purchaser and Seller shall have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Date Balance Sheet and the Notice of Disagreement.  If, at the end of such period, Purchaser and Seller are unable to resolve such Disputed Line Items, then the San Francisco, California office of Deloitte & Touche or, failing such office’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected

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by Purchaser and Seller, shall resolve any remaining Disputed Line Items; provided, however, if Purchaser and Seller are unable to so agree within 5 days after Deloitte & Touche informs either Purchaser or Seller of its unwillingness to so serve (the “Decline Date”), then within 10 days after the Decline Date, each of Purchaser and Seller shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining Disputed Line Items (any such accountants selected pursuant to this Schedule I to resolve Disputed Line Items, the “Settlement Accountants”).  Purchaser and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Schedule I.  The Settlement Accountants shall determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), whether the Closing Date Balance Sheet was prepared in accordance with this Agreement and whether and to what extent (if any) the Closing Date Balance Sheet requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted.  The Settlement Accountants shall only resolve each Disputed Line Item by choosing the amounts submitted by either Purchaser or Seller for such Disputed Line Item.  The Company and Seller shall each furnish to the Settlement Accountants such workpapers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request.  The determination of the Settlement Accountants shall be final, conclusive and binding on the parties.  The fees and expenses of the Settlement Accountants shall be paid one half by each of Purchaser and Seller.

(iv)                              The Closing Date Balance Sheet (as accepted by Purchaser pursuant to clause (ii) above or as agreed upon by Seller and Purchaser or as determined by the Settlement Accountants pursuant to clause (iii) above) shall be the “Final Closing Date Balance Sheet.”

(i)                                     Post-Closing Adjustment.  As used in this Section (i) of this Schedule I, the following terms shall have the meanings set forth below:

“Final Cash Shortfall” means the amount, if any, by which Cash as set forth in the Final Closing Date Balance Sheet is less than the Cash Target.

“Final Working Capital Shortfall” means the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is less than the Working Capital Target.

“Final Excess Debt” means the amount, if any, by which Debt as set forth in the Final Closing Date Balance Sheet is greater than the Closing Debt Target.

“Final Cash Reduction Amount” means an amount equal to the Final Cash Shortfall, as reduced by the amount of any Excess Working Capital as reflected on the Final Closing Date Balance Sheet.

“Final Working Capital Reduction Amount” means an amount equal to the Final Working Capital Shortfall, as reduced by the amount of any Excess Cash as reflected on the Final Closing Date Balance Sheet.

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“Final Debt Reduction Amount” means an amount equal to the Final Excess Debt as reduced by an amount equal to the greater of (a) the difference of (i) sum of any Excess Cash as reflected on the Final Closing Date Balance Sheet plus any Excess Working Capital as reflected on the Final Closing Date Balance Sheet minus (ii) the sum of any Final Cash Shortfall plus any Final Working Capital Shortfall and (b) zero.

Seller shall pay to Purchaser an amount equal to the difference of (i) the sum of any Final Cash Reduction Amount plus any Final Working Capital Reduction Amount plus any Final Debt Reduction Amount, minus (ii) the sum of any Estimated Cash Reduction Amount plus any Estimated Working Capital Reduction Amount plus any Estimated Debt Reduction Amount; provided that, if the difference calculated in the foregoing clause is a negative number, then Purchaser shall pay to Seller an amount equal to the absolute value of such amount.

(j)                                     All post-Closing payments made pursuant to this Schedule I shall be made by wire transfer to an account specified by the recipient with interest at a rate of interest of 5% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made.  Within three Business Days after the determination of the Final Closing Date Balance Sheet, Seller or Purchaser, as may be required, shall make the wire transfer payments provided for in this Schedule I; provided that, in lieu of payment to Purchaser by wire transfer, Purchaser may elect to reduce the Note Amount in an amount equal to the payment due under this Schedule I.

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